QuickLinks -- Click here to rapidly navigate through this document

Exhibit 5

PALMER & DODGE LLP

111 HUNTINGTON AVENUE AT PRUDENTIAL CENTER
BOSTON, MA 02199-7613

         MAIN 617.239.0100 FAX 617.227.4420 www.palmerdodge.com

December 23, 2003

GTC Biotherapeutics, Inc.
175 Crossing Boulevard
Framingham, MA 01702

Ladies and Gentlemen:

        We are furnishing this opinion in connection with the registration statement on Form S-3 (the "Registration Statement") of GTC Biotherapeutics, Inc., a Massachusetts corporation (the "Company"), filed on or about the date hereof with the U.S. Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act").

        We have reviewed the Registration Statement, including the prospectus (the "Prospectus") that is a part of the Registration Statement. The Prospectus provides that it will be supplemented in the future by one or more supplements to the Prospectus (each a "Prospectus Supplement"). The Prospectus as supplemented by various Prospectus Supplements will provide for the issuance and sale of up to $40,000,000 aggregate offering price of shares of the Company's common stock, $.01 par value (the "Common Stock").

        In our capacity as your counsel in connection with such registration, we are familiar with certain proceedings taken and proposed to be taken by the Company in connection with the authorization of the Common Stock. We have made such examination as we consider necessary to render this opinion.

        The opinions rendered herein are limited to Massachusetts law and the federal laws of the United States.

        Based upon the foregoing, we are of the opinion that the Company has the authority pursuant to its Articles of Organization, as amended, to issue up to a total of 100,000,000 shares of Common Stock. Upon adoption by the Board of Directors of the Company of a resolution in form and content as required by applicable law and upon issuance and delivery of and payment for such shares in the manner contemplated by the Registration Statement, the Prospectus and the related Prospectus Supplement(s) and by such resolution, such shares of Common Stock will be validly issued, fully paid and nonassessable.

        The foregoing opinions are subject to: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) general principles of equity (whether considered in a proceeding in equity or at law); and (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of, or contribution to, a party with respect to a liability where such indemnification or contribution is contrary to public policy. We express no opinion concerning the enforceability of any waiver of rights or defenses with respect to stay, extension or usury laws.

        We assume for purposes of this opinion that the Company is and will remain duly organized, validly existing and in good standing under Massachusetts law.

        We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus included therein.

Very truly yours,

/s/ PALMER & DODGE LLP

PALMER & DODGE LLP

QuickLinks

  Exhibit 5